File No. 70-7671

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        AMENDMENT NO. 12 (POST-EFFECTIVE)

                                       TO

                              FORM U-1 APPLICATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                        --------------------------------

                      CENTRAL AND SOUTH WEST SERVICES, INC.
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                               Dallas, Texas 75266

               (Name of company filing this statement and address
                         of principal executive office)
                        ---------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)

                        ---------------------------------

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                            Dallas, Texas 75266-0164

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)

                  Central and South West Services, Inc. (the "Company"), a Texas corporation and a wholly-owned service company subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended, hereby files this Amendment No. 12 (this "Amendment") to the Form U-1 Application in File No. 70-7671 (the "Application") for the purpose of amending and restating Items 1, 3, 5 and 6 of the Application to request an extension of the term of the authority previously granted by the Commission through December 31, 2002. In all other respects, the Application as previously filed and amended will remain the same. Item 1. Description of Proposed Transaction.
                  By order dated August 10, 1990 (HCAR No. 25132) (the "Order"), the Commission authorized the Company to license and sell to nonassociate entities through December 31, 1992 specialized computer programs and to provide support services to licensees and entities that purchased such software. Such support services were to include program enhancements and problem resolution.
                  By order dated December 18, 1992 (HCAR No. 25714) (the "First Supplemental Order"), the Commission authorized the Company to license and sell to nonassociate entities through December 31, 1994 specialized computer programs and to provide support services to licensees and entities that purchased such software. Such support services were to be sold to nonassociate entities for an amount not less than the Company's cost.
                  By order dated December 28, 1994 (HCAR No. 26206) (the "Second Supplemental Order"), the Commission extended the term of the authority granted to the Company in the Order and the First Supplemental Order and granted the Company the authority through December 31, 1997 to make expenditures up to $1 million per calendar year and $250,000 per project to develop or change software for nonassociate entities, to market software, services and reserve computer capacity and to add up to ten employees to support these activities. The Second Supplemental Order also authorized the Company to sell reserve computer capacity (in amounts up to 50% of its total capacity) and provide data management services to nonassociate entities -- largely customers of its associate public utility companies.
                  The Company now respectfully requests that the Commission extend the term of the authority granted in the Order the First Supplemental Order and the Second Supplemental Order through December 31, 2002.
Item 3.  Applicable Statutory Provisions.
                  Sections 9(a) and 10 of the Act and Rule 54 thereunder are or may be applicable to the transactions proposed herein. To the extent that any other sections of the Act may be applicable to the proposed transactions, the Company hereby requests appropriate authority thereunder. As this Amendment merely requests the extension of the term of authority previously granted to the Company by the Commission, the Commission already has determined that the proposed transactions are appropriate under the Act.
                  Rule 54
                  No proceeds from the proposed transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act, or a foreign utility company, as defined in Section 33 of the Act. Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
                  CSW's "aggregate investment" (as defined under Rule 53(a) of the Act) in EWGs and FUCOs as of September 11, 1997 was approximately $923 million, or about 47% of $1,970 million, CSW's average consolidated retained earnings for the four quarterly periods ended June 30, 1997. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4). Item 5. Procedure.
                  The Company respectfully requests that the Commission issue no later than November 7, 1997 the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than December 1, 1997, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and the Commission enter not later than December 2, 1997, an appropriate order granting and permitting this Amendment to become effective.
                  No recommended decision by a hearing officer or any other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no 30-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter; and it is respectfully requested that any such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.
         Revised
         Exhibit 3 - Preliminary Opinion of Milbank, Tweed, Hadley & McCloy
                     counsel to the Company.

         Revised
         Exhibit 4 - Financial Statements per books and pro forma as of
                     June 30, 1997 of the Company.

         Revised
         Exhibit 5 - Proposed Notice of Proceeding.

                                S I G N A T U R E
                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                  Dated:  November 4, 1997

                           CENTRAL AND SOUTH WEST SERVICES, INC.


                           By:/s/WENDY G. HARGUS
                              Wendy G. Hargus
                              Treasurer

                                INDEX OF EXHIBITS


EXHIBIT                                                       TRANSMISSION
NUMBER            REVISED EXHIBITS                               METHOD
-------           ----------------                            ------------

  3               Preliminary Opinion of Milbank, Tweed,         ___
                  Hadley & McCloy, counsel to the Company
                  (previously filed).

  4               Proposed Notice of Proceeding                  ___
                  (previously filed).

  5               Financial Statements per books and pro         ___
                  forma as of June 30, 1997 of the Company
                  (previously filed).